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                             [WORLDCOM LETTERHEAD]



FOR MEDIA:                                          FOR INVESTORS:
Josh Howell, (601) 360-8750                         Gary Brandt, (601) 360-8544
Mark Weeks, 011-44-171-570-5759
Joele Frank, Abernathy/MacGregor, (212) 371-5999
Lucas van Praag, Brunswick Group, 011-44-171-404-5959


FOR IMMEDIATE RELEASE

                        WORLDCOM RESPONDS TO MCI BOARD'S
                          STATEMENT ON WORLDCOM OFFER

         Jackson, Miss., October 10, 1997 -- WorldCom, Inc. (NASDAQ: WCOM), in response to MCI Communications Corporation's (NASDAQ: MCIC) announcement that its board of directors has requested its advisors to analyze further the details of WorldCom's offer, said that it was prepared to meet with MCI and its advisors at any time to address any questions the MCI board or its advisors may have regarding the WorldCom offer. As WorldCom said in its October 1 press release, WorldCom would welcome the opportunity to present its offer directly to the MCI board.

         Mr. Bernard J. Ebbers, president and chief executive officer of WorldCom, said, "The financial benefits of this offer are compelling for the stockholders of MCI -- a higher premium, powerful synergies and ownership in the best performing telecommunications stock over the past decade. These superior benefits have been universally acknowledged by the investment community."

         Mr. Ebbers added, "While MCI and British Telecom are both great companies, the fit between them just doesn't work without sufficient local network assets in place. Because WorldCom has those assets in place, far greater synergies are possible. It is clearly a superior fit and, as a result, a superior offer. We are confident that we will obtain all necessary regulatory approvals promptly to allow our offer to be consummated no later than the first quarter of 1998. We look forward to promptly meeting with MCI in moving forward with the WorldCom-MCI combination."

         WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depository shares of WorldCom trade on the NASDAQ National Market (US) under the symbols WCOM and WCOMP, respectively.

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